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ITEM 77D- POLICIES WITH RESPECT TO SECURITY INVESTMENTS

1. Effective April 29, 2005 the Portfolio name ING Capital Guardian Large Cap Value was changed to ING Capital Guardian U.S. Equities Portfolio. In addition, the following changes were made to the Portfolio's non-fundamental investment strategy:

          PRINCIPAL INVESTMENT STRATEGY

          Prior to July 5, 2005, the Portfolio Manager seeks to achieve the Portfolio's investment objective by investing, under normal market conditions, at least 80% of its assets in equity and equity-related securities of companies with market capitalizations greater than $1 billion at the time of investment. Effective July 5, 2005, the Portfolio Manager seeks to achieve the Portfolio's investment objective by investing, under normal market conditions, at least 80% of its assets in equity and equity-related securities of issuers located in the United States. The Portfolio will provide shareholders with at least 60 days' prior notice of any change in this investment policy. When determining whether a company is located in the United States, the Portfolio Manager will consider such factors as the place of listing and the location of the issuer's incorporation and headquarters.

          In selecting investments, greater consideration is given to potential appreciation and future dividends than to current income. The Portfolio Manager is not constrained by a particular investment style, and may invest in "growth" or "value" securities. Under normal conditions, the Portfolio can be expected to invest in companies with a market capitalization of greater than $1 billion at the time of purchase.

          The Portfolio may hold American Depositary Receipts, which are U.S. registered securities of foreign issuers that are denominated in U.S. dollars, and other securities representing ownership interests in securities of foreign companies, such as European Depositary Receipts and Global Depositary Receipts. The Portfolio may invest a portion of its assets in debt securities and cash equivalents.

          The Portfolio may also lend up to 33 1/3% of its total assets.

          PRINCIPAL RISKS

          As with any mutual fund, you could lose money on your investment in the Portfolio. The share price of the Portfolio normally changes daily, based on changes in the value of the securities that the Portfolio holds. The strategy employed by the Portfolio Manager may not produce the intended results. The principal risks of investing in the Portfolio and the circumstances reasonably likely to cause the value of your investment in the Portfolio to decline are listed below.

                             Foreign Investment Risk
                              Growth Investing Risk
                                  Manager Risk
                             Market and Company Risk
                             Securities Lending Risk
                              Value Investing Risk

          Please see "Summary of Principal Risks" following the "Description of the Portfolios" section for a description of these risks. There may be other risks that are not listed above that could cause the value of your investment in the Portfolio to decline, and that could prevent the Portfolio from achieving its stated objective. This Prospectus does not describe all of the risks of every technique, strategy or temporary defensive position that the Portfolio may use. For such information, please refer to the Statement of Additional Information.

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2.   Effective April 29, 2005 the Portfolio name ING Capital Guardian Small Cap
     Portfolio was changed to ING Capital Guardian Small/Mid Cap Portfolio. In addition, the following changes were made to the Portfolio's non-fundamental investment strategy:

          PRINCIPAL INVESTMENT STRATEGY

          The Portfolio invests at least 80% of its assets in equity securities of small/mid capitalization ("small/mid-cap") companies. The Portfolio will provide shareholders with at least 60 days' prior notice of any change in this investment policy. The Portfolio Manager considers small/mid cap companies to be companies that have total market capitalization within the range of companies included in the custom Russell 2800 Index. The custom Russell 2800 Index is defined as the combination of the Russell 2000(R) and Russell MidCap(R) Indices. These two indices added together represent the smallest 2800 companies in the Russell 3000(R) Index, which itself represents roughly 98% of the investable U.S. equity market. The Russell MidCap(R) Index measures the performance of the smallest 800 companies in the Russell 1000(R) Index. The Portfolio may invest up to 20% of its assets in companies outside this range, measured at the time of purchase.

          Equity securities in which the Portfolio may invest include common or preferred stocks, or securities convertible into or exchangeable for equity securities, such as warrants and rights. The Portfolio invests primarily in companies whose securities are traded on domestic stock exchanges or in the over-the-counter market but may also invest in foreign companies. These companies may still be in the developmental stage, may be older companies that appear to be entering a new stage of growth because of factors such as management changes or development of new technology, products or markets, or may be companies providing products or services with a high unit volume growth rate.

          The Portfolio may also enter into currency-related transactions, including currency futures and forward contracts and options on currencies. The Portfolio may invest a portion of its assets in money market instruments and repurchase agreements.

          PRINCIPAL RISKS

          As with any mutual fund, you could lose money on your investment in the Portfolio. The share price of the Portfolio normally changes daily, based on changes in the value of the securities that the Portfolio holds. The strategy employed by the Portfolio Manager may not produce the intended results. The principal risks of investing in the Portfolio and the circumstances reasonably likely to cause the value of your investment in the Portfolio to decline are listed below.

                           Borrowing and Leverage Risk
                           Convertible Securities Risk
                             Foreign Investment Risk
                                  Manager Risk
                             Market and Company Risk
                           Market Capitalization Risk
                              Mid-Cap Company Risk
                               OTC Investment Risk
                               Small Company Risk

          Please see "Summary of Principal Risks" following the "Description of the Portfolios" section for a description of these risks. There may be other risks that are not listed above that could cause the value of your investment in the Portfolio to decline, and that could prevent the Portfolio from achieving its stated objective. This Prospectus does not describe all of the risks of every technique, strategy or temporary defensive position that the Portfolio may use. For additional information regarding the risks of investing in the Portfolio, please refer to the Statement of Additional Information.